Exhibit 99.4
To:
From: Compensation Committee
Date: March 3, 2005
Re: 2005 Bonus Program

The Compensation Committee of the Board of Directors of LKQ Corporation is pleased to deliver to you the terms of your potential 2005 bonus.

Your 2005 bonus shall equal your 2005 base salary at January 3, 2005 multiplied by the following: (a) 80% of the percentage in the column “Bonus Percentage (Pretax)” that corresponds to the percentage achievement of your region’s target pretax income (“Pretax”) for the year ended December 31, 2005, plus (b) 20% of the percentage in the column “Bonus Percentage (EPS)” that corresponds to the consolidated earnings per share (“EPS”), of LKQ Corporation for the year ended December 31, 2005. For purposes of this bonus program, the calculation of EPS shall include (i) an accrual for the total proposed bonus payments to LKQ employees for 2005 (paid in 2006), (ii) an adjustment for any compensation expense recognized as a result of share-based payments granted to LKQ employees, and (iii) adjustments for any other extraordinary items affecting EPS, as such adjustments shall be determined by the Compensation Committee.

2005 Target Pretax Income ([Applicable] Region): $_______________________

Achievement of Target Pretax (%)	Bonus Percentage (Pretax)

[Numbers for each executive officer inserted here]

EPS ($)	Bonus Percentage (EPS)
[Numbers for each executive officer inserted here]